CF BANKSHARES INC.

Exhibit 11.1

Computation of Per Share Earnings

The information regarding Computation of Per Share Earnings is contained in Note 1 – Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements contained in this Quarterly Report on Form 10-Q.